Exhibit 99.1
May 31, 2024

SAIC Board of Directors Declares Cash Dividend

Reston, Va., May 31, 2024 – Science Applications International Corp. (Nasdaq: SAIC) announced today that the company’s board of directors declared a cash dividend of $0.37 per share of the company’s common stock payable on July 26, 2024 to stockholders of record on July 12, 2024.
SAIC intends to continue paying dividends on a quarterly basis, although the declaration of any future dividends will be determined by the board of directors each quarter and will depend on earnings, financial condition, capital requirements and other factors.
About SAIC
SAIC® is a premier Fortune 500® technology integrator focused on advancing the power of technology and innovation to serve and protect our world. Our robust portfolio of offerings across the defense, space, civilian and intelligence markets includes secure high-end solutions in mission IT, enterprise IT, engineering services and professional services. We integrate emerging technology, rapidly and securely, into mission critical operations that modernize and enable critical national imperatives.
We are approximately 24,000 strong; driven by mission, united by purpose, and inspired by opportunities. SAIC is an Equal Opportunity Employer, fostering a culture of diversity, equity and inclusion, which is core to our values and important to attract and retain exceptional talent. Headquartered in Reston, Virginia, SAIC has annual revenues of approximately $7.4 billion. For more information, visit saic.com. For ongoing news, please visit our newsroom.
Forward-Looking Statements
Certain statements in this release contain or are based on “forward-looking” information within the meaning of the Private Securities Litigation Reform Act of 1995. In some cases, you can identify forward-looking statements by words such as “expects,” “intends,” “plans,” “anticipates,” “believes,” “estimates,” “guidance,” and similar words or phrases. Forward-looking statements in this release may include, among others, estimates of future revenues, operating income, earnings, earnings per share, charges, total contract value, backlog, outstanding shares and cash flows, as well as statements about future dividends, share repurchases and other capital deployment plans. Such statements are not guarantees of future performance and involve risk, uncertainties and assumptions, and actual results may differ materially from the guidance and other forward-looking statements made in this release as a result of various factors. Risks, uncertainties and assumptions that could cause or contribute to these material differences include those discussed in the “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Legal Proceedings” sections of our Annual Report on Form 10-K, as updated in any subsequent Quarterly Reports on Form 10-Q and other filings with the SEC, which may be viewed or obtained through the Investor Relations section of our website at saic.com or on the SEC’s website at sec.gov. Due to such risks, uncertainties and assumptions you are cautioned not to place undue reliance on such forward-looking statements, which speak only as of the date hereof. SAIC expressly disclaims any duty to update any forward-looking statement provided in this release to reflect subsequent events, actual results or changes in SAIC’s expectations.
SAIC also disclaims any duty to comment upon or correct information that may be contained in reports published by investment analysts or others.

Media Contact:
Thais Hanson
703.676.8215 | publicrelations@saic.com